Exhibit 10.3

AMENDMENT NO. 3

TO

EXECUTIVE EMPLOYMENT AGREEMENT

In connection with the closing of the transaction (the “Transaction”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among (i) MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), (ii) MCME Carell Merger Sub, LLC, a Maryland limited liability company, and (iii) City Office REIT, Inc. (the “REIT”), this Amendment No. 3 (the “Amendment”) is intended to amend the Executive Employment Agreement (the “Agreement”) between City Office Management ULC (the “Company”), a wholly-owned subsidiary of the REIT, and Mr. James Farrar, as Chief Executive Officer of the REIT, dated as of February 1, 2018, pursuant to Section 17 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement. This Amendment is effective as of (and conditional upon) the Closing Date (as defined in the Merger Agreement).

WHEREAS, Mr. Farrar is a shareholder of the REIT and an owner of a significant amount of the REIT’s equity interests, and Mr. Farrar shall receive significant consideration in connection with the Transaction;

WHEREAS, the amendments as set forth herein are necessary to preserve the value of the business of the REIT and its subsidiaries for Parent following the Transaction and Mr. Farrar acknowledges that the limitations of time, geography and scope of activity agreed to pursuant to the amendments are reasonable because, among other things, the Company is engaged in a highly competitive industry, and Mr. Farrar has had unique access to the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company;

WHEREAS, the Company desires to continue to employ Mr. Farrar and Mr. Farrar, desires to continue to be employed by the Company;

NOW, THEREFORE, in consideration of Mr. Farrar’s continued employment by the Company and the compensation now and later paid to Mr. Farrar, the payment by the Company to Mr. Farrar of $25,000.00 (twenty-five thousand U.S. dollars), paid within thirty (30) days following the Closing Date, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Farrar hereby agree as follows:

1.01	Amendment of Agreement. The Agreement is hereby amended as follows:

Section 15(a) is hereby amended and restated in its entirety as follows:

General Covenants of the Executive. The Executive acknowledges that as of July 23, 2025 the principal business of the Company is acquiring, owning and operating Suitable Properties. “Suitable Properties” are defined as (x) developed commercial real estate properties (i) where at least eighty-five percent (85%) of the net rentable area is allocated for office use, (ii) that have leases in place for at least eighty-five percent (85%) of the net rentable area of the building, and (iii) with leases that have, in the aggregate, a weighted average (based on square footage) of at least three years remaining at the time of acquisition or (y) any underdeveloped or unimproved real property that is contiguous to a property owned by the Company. The acquisition, ownership and operation of Suitable Properties are collectively referred to as the “Business”. The Executive also acknowledges that (i) the Company knows of a limited number of persons who have developed the Business; (ii) the Business is, in part, national in scope; (iii) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs, proprietary information and trade secrets of the Company; (iv) the covenants and agreements of the Executive contained in this Section 15 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 15.

Section 15(b) is hereby amended and restated in its entirety as follows:

Covenants Against Competition. The covenant against competition herein described shall apply during the Executive’s employment as provided herein and until the date that is the twelve (12) month anniversary of the termination of the Executive’s employment for any reason (the “Restriction Period”), throughout the United States (the “Restriction Territory”). During the Restriction Period the Executive shall not, anywhere within the Restricted Territory, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Board; (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; (iii) the Executive may own or participate in the ownership of Second City Real Estate II, Limited Partnership, Clarity Real Estate Limited Partnership, as well as their respective general partners, related companies and future Clarity Real Estate Limited Partnership fund vehicles, which ownership, management or participation has been disclosed to the Board; and (iv) the Executive may, directly or indirectly, invest in commercial real estate or other assets so long as they are not Suitable Properties (as defined in Section 15(a)), and the Executive may own or participate in the ownership of Suitable Properties if such opportunity has been first provided to the Company and the Company has declined to acquire it in writing, providing that such ownership, management or participation has been disclosed to the Board.

Section 15(d) is hereby amended and restated in its entirety as follows:

Nonsolicitation. During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s relationship with, or endeavor to entice away from the Company any person who during the Executive’s employment with the Company is or was a lender, investor, customer, tenant or client of the Company and with whom the Executive had business contact in the preceding twelve (12) month period.

Section 18 is hereby amended and restated in its entirety as follows:

ARBITRATION. The parties agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) arising out of or relating in any manner to the employment or the termination of employment of the Executive, including claims or controversies that arose, existed, or accrued prior to the signing of this Agreement (whether known or unknown at the time of signing) and that may arise or accrue after the signing of this Agreement, including but not limited to claims related to the interpretation, applicability, or enforceability of this Section 18, shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”), available at www.adr.org/rules or provided upon request by the Company. Claims subject to arbitration shall include without limitation contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Act, the Florida Civil Rights Act, the Florida Equal Pay Act and the Florida Whistleblower Protection Act. However, claims for unemployment compensation, workers’ compensation, claims under the National Labor Relations Act, claims related to sexual assault and sexual harassment, and other claims that are or may be excluded by law shall not be subject to arbitration (the “Excluded Claims”). The parties agree that if any dispute involves both timely filed Excluded Claims and claims subject to this Section 18, the parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

The parties agree that any claim subject to this Section 18 must be brought to arbitration within the statute of limitations for bringing such a claim in court or before the appropriate administrative agency, as applicable. Nothing in this Section 18 precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim, such as the Equal Employment Opportunity Commission, the Florida Commission on Human Relations or the National Labor Relations Board. In addition, either party may, at its option, seek injunctive or equitable relief in a court of competent jurisdiction, including, but not limited to, with respect to the covenants set forth in Section 15 of this Agreement.

EXCEPT AS PROVIDED OTHERWISE BY LAW AND HEREIN, THE EXECUTIVE AGREES THAT ALL CLAIMS MUST BE BROUGHT IN THEIR INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR PARTICIPATING CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR CONSOLIDATED PROCEEDING OR IN ANY REPRESENTATIVE ACTION, AND THE EXECUTIVE EXPRESSLY WAIVES ANY RIGHT THE EXECUTIVE HAD OR MAY HAVE HAD TO HAVE ANY DISPUTE BROUGHT, HEARD, OR ARBITRATED AS A CLASS ACTION, COLLECTIVE ACTION AND/OR REPRESENTATIVE ACTION. THE ARBITRATOR HAS NO AUTHORITY TO ADJUDICATE CLASS, COLLECTIVE, OR CONSOLIDATED PROCEEDINGS OR REPRESENTATIVE ACTIONS, OTHER THAN TO ENFORCE THIS PROVISION. THIS CLASS ACTION WAIVER SHALL BE INTERPRETED CONSISTENT WITH APPLICABLE FEDERAL LAW (AND STATE LAW TO THE EXTENT IT IS NOT PREEMPTED BY FEDERAL LAW).

Either the Company or the Executive may bring an action in a court of competent jurisdiction to compel arbitration under this Section 18 and to enforce an arbitration award. All arbitration hearings under this Section 18 shall be conducted in Miami, Florida, unless otherwise required by applicable law. Because the Company engages in transactions involving interstate commerce and the Executive’s employment involves such transactions, this agreement to arbitrate shall be governed by the Federal Arbitration Act to the extent allowed by law. In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of Florida unless otherwise required by applicable law.

The Company shall pay the costs of the arbitrator, forum, and filing fees, except that the Executive will be required to pay an amount equivalent to the filing fees the Executive would have incurred if filing in court for any claim initiated by the Executive. Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory or contract claim, and the statute or contract provides that the prevailing party is entitled to payment of its attorneys’ fees, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

The parties’ obligations under this Section 18 shall survive the termination of the Executive’s employment with the Company.

THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 18 INCLUDES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 18. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH EXECUTING THIS AGREEMENT TO ARBITRATE WITHOUT DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.

Section 19 is hereby amended and restated in its entirety as follows:

APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

2.01

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

3.01

Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

4.01

Effectiveness. This Amendment shall be effective as of the Closing Date and, notwithstanding anything contained in this Amendment, in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing (as defined in the Merger Agreement), this Amendment shall automatically terminate and be void ab initio and without any further force or effect and, at such time, no party hereto shall be bound by any of the terms of this Amendment.

5.01

Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, to be effective as of July 23, 2025.

CITY OFFICE MANAGEMENT ULC

By:	City Office REIT, Inc.

By:	/s/ John Sweet
Name: John Sweet
Title: Chairman of the Board of Directors

CITY OFFICE REIT Operating Partnership, L.P.

By:	City Office REIT, Inc.

By:	/s/ John Sweet
Name: John Sweet
Title: Chairman of the Board of Directors

/s/ James Farrar
James Farrar

[Signature Page to Amendment No. 3 to the Executive Employment Agreement of City Office REIT, Inc.]